                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

    Filed by the Registrant [X]
    Filed by a Party other than the Registrant [ ]
    Check the appropriate box:

    [ ] Preliminary Proxy Statement

    [ ] Confidential, for Use of the Commission Only (as permitted by sec. 14a-6(e)(2))

    [X] Definitive Proxy Statement

    [ ] Definitive Additional Materials

    [ ] Soliciting Material Pursuant to sec. 14a-11(c) or sec. 14a-12

                          ORBITAL SCIENCES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                                                                  [ORBITAL LOGO]

March 25, 2002

Dear Stockholder:

     It is my pleasure to invite you to the Annual Meeting of Stockholders of Orbital Sciences Corporation to be held on Thursday, April 25, 2002 at 9:00 a.m. at our headquarters located at 21839 Atlantic Boulevard, Dulles, Virginia 20166.

     Whether or not you plan to attend, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. You are urged to sign, date and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States. Even if you return a proxy, you may still attend the meeting and vote in person.

     I hope that you will be able to attend the meeting. Orbital's officers and directors look forward to seeing you at that time.

Sincerely,

/s/ DAVID W. THOMPSON
DAVID W. THOMPSON
Chairman of the Board and
Chief Executive Officer

                          ORBITAL SCIENCES CORPORATION
                            21839 ATLANTIC BOULEVARD
                             DULLES, VIRGINIA 20166

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 25, 2002
                            ------------------------

     The Annual Meeting of Stockholders of Orbital Sciences Corporation ("Orbital" or the "company"), a Delaware corporation, will be held at our headquarters located at 21839 Atlantic Boulevard, Dulles, Virginia 20166, on Thursday, April 25, 2002 at 9:00 a.m. for the following purposes:

        1. To elect four directors for three-year terms ending in 2005.

        2. To approve an increase in the number of shares authorized to be issued under the Orbital Sciences Corporation 1999 Employee Stock Purchase Plan from 1,000,000 shares to 3,000,000 shares.

        3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has set March 15, 2002 as the record date for the meeting. This means that owners of our common stock at the close of business on that date are entitled to receive notice and to vote at the meeting and any adjournments or postponements thereof.

YOU ARE URGED TO VOTE PROMPTLY BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD. IF YOU DECIDE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors,

/s/ LESLIE C. SEEMAN
LESLIE C. SEEMAN
Executive Vice President, General Counsel
and Secretary

March 25, 2002

                          ORBITAL SCIENCES CORPORATION
                            21839 ATLANTIC BOULEVARD
                             DULLES, VIRGINIA 20166

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

     The accompanying proxy is solicited by and on behalf of the Board of Directors (the "Board") of Orbital Sciences Corporation for use at the Annual Meeting of Stockholders to be held at our headquarters located at 21839 Atlantic Boulevard, Dulles, Virginia 20166, on Thursday, April 25, 2002 at 9:00 a.m. and any adjournments thereof.

     The Board has fixed the close of business on March 15, 2002 (the "Record Date") for determining stockholders who are entitled to vote at the Annual Meeting of Stockholders. On the Record Date, there were 42,478,231 shares of common stock, par value $0.01 per share (the "common stock"), outstanding, the holders of which are entitled to one vote per share on each matter to come before the meeting. Proxies properly executed and returned will be voted at the meeting in accordance with any directions noted. Any proxy on which no directions are indicated will be voted FOR the election of the nominees for director set forth below and FOR an increase in the number of shares authorized to be issued under the Orbital Sciences Corporation 1999 Employee Stock Purchase Plan. Proxies will be voted in the discretion of the holder of the proxy with respect to any other business that may properly come before the meeting and as to which a stockholder has not provided timely notice, and all matters incidental to the conduct of the meeting. Even if you have signed and delivered a proxy, you may revoke it at any time before it is voted by delivering to the Secretary of the company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. If you attend the meeting in person, you may revoke your proxy and vote your shares in person.

     This Proxy Statement, the accompanying form of proxy, and our Annual Report on Form 10-K will be mailed to stockholders on or about April 1, 2002.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     Four directors are to be elected at the 2002 Annual Meeting for three-year terms that expire in 2005. Nine other directors have been elected or appointed to terms that end in either 2003 or 2004, as indicated below. The term of office of each nominated director will be for three years expiring at the 2005 Annual Meeting of Stockholders and until a successor is elected and qualified or until such director's death, removal or resignation. If any nominees for director should become unavailable, the Human Resources and Nominating Committee of the Board would designate substitute nominees and proxies would be voted for such substitutes. Management does not anticipate that any of the nominees will become unavailable.

     In order to be elected, a nominee must receive the vote of a plurality of the outstanding shares of common stock represented at the meeting and entitled to vote. The four nominees for election as directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of directors will be elected directors. Shares that are withheld will have no effect on the outcome of the election.

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR the election of each of the nominees listed below.

     Set forth below is certain information as of March 1, 2002 concerning each of the nominees and each person whose term of office as a director will continue after the Annual Meeting.

               DIRECTORS TO BE ELECTED AT THE 2002 ANNUAL MEETING

DANIEL J. FINK, 75
Chairman of Audit and Finance Committee and Member of Strategy and Technology Committee

     Daniel J. Fink has been a director of Orbital since 1983. Since 1982, Mr. Fink has been President of D.J. Fink Associates, Inc., a management consulting firm. From 1967 until 1982, Mr. Fink held a variety of positions at General Electric Company, including the position of Senior Vice President from 1979 to 1982. Mr. Fink is a former member of the Defense Science Board and a former Chairman of the National Aeronautics and Space Administration ("NASA") Advisory Council. He is a director of Titan Corporation.

ROBERT J. HERMANN, 68
Member of Strategy and Technology Committee

     Robert J. Hermann has been a director of Orbital since January 2002, when he was appointed by the Board. Since 1998, Mr. Hermann has been a Senior Partner of Global Technology Partners, an aerospace, defense, and technology investment firm. From 1982 to 1998, Mr. Hermann held a variety of positions at United Technologies, including the position of Senior Vice President/Science and Technology from 1987 to 1998. Prior to that time, Mr. Hermann served as Director of the National Reconnaissance Office, Assistant Secretary of the Air Force for Research and Development and Logistics, and Principal Deputy Assistant Secretary of Defense for Communications, Command, Control and Intelligence. He also spent 20 years with the National Security Agency. He is a member of the Defense Science Board and was Chairman of the Charles Stark Draper Laboratory from 1995 to 2001 and a member of the President's Foreign Intelligence Advisory Board from 1993 to 2001. Mr. Hermann is a director of Condor Systems, Inc.

JANICE I. OBUCHOWSKI, 50
Member of Human Resources and Nominating Committee

     Janice I. Obuchowski has been a director of Orbital since 1996. Since 1992, Ms. Obuchowski has been President of Freedom Technologies, Incorporated, a telecommunications research and consulting firm. From

1995 until June 1998, Ms. Obuchowski was an Executive Vice President of NextWave Telecom, Inc. From 1989 to 1992, she served as Assistant Secretary for Communications and Information at the U.S. Department of Commerce and Administrator of the National Telecommunications and Information Agency. From 1980 to 1987, Ms. Obuchowski served in a variety of positions at the U.S. Federal Communications Commission, including Chief of the Common Carrier Bureau's International Policy Division and Senior Advisor to the Chairman. Ms. Obuchowski is a director of CSG Systems, Inc.

FRANK L. SALIZZONI, 63
Member of Audit and Finance Committee

     Frank L. Salizzoni has been a director of Orbital since 1996. Mr. Salizzoni was President and Chief Executive Officer of H&R Block, Inc. from 1996 until 2000, and since then has served as Chairman of the Board. From 1994 until 1996, Mr. Salizzoni was President and Chief Operating Officer of USAir, Inc. and USAir Group, Inc. He joined USAir as Executive Vice President-Finance and Chief Financial Officer in 1990. From 1987 to 1989, Mr. Salizzoni was Chairman and Chief Executive Officer of TW Services, a large food services company. From 1967 to 1987, Mr. Salizzoni held several senior financial management positions with Trans World Airlines and its parent company, Transworld Corporation. Mr. Salizzoni is a director of H&R Block, Inc.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2003

ROBERT M. HANISEE, 63
Member of Audit and Finance Committee

     Robert M. Hanisee, CFA, has been a director of Orbital since January 2002, when he was appointed by the Board. Mr. Hanisee is currently Managing Director and Chief Investment Officer for Asset Allocation in the Private Client Services Group of Trust Company of the West. Since 1990, he has held a series of positions with Trust Company of the West, including Director of Research from 1990 to 1998, managing the Convertible Securities Group from 1992 to 1998, and Portfolio Manager for the Global Telecom Trust from September 1996 to October 1998. Mr. Hanisee was a founding partner of Amdec Securities, and later was President of Seidler Amdec Securities. Mr. Hanisee is a director of EDO Corporation, Illgen Simulation Technologies, Inc. and Titan Corporation.

HARRISON H. SCHMITT, 66
Chairman of Strategy and Technology Committee and Member of Audit and Finance Committee

     Harrison H. Schmitt has been a director of Orbital since 1983. From 1982 until the present, Dr. Schmitt has served in various capacities as a business and technical consultant. From 1976 to 1982, Dr. Schmitt was a United States Senator from New Mexico, during which time he chaired the Senate Science, Technology and Space Subcommittee, which oversees all non-military space-related research and development programs of the U.S. Government. From 1974 to 1975, he was Assistant Administrator for Energy Programs for NASA. From 1965 to 1973, he was a NASA astronaut. As Lunar Module Pilot on Apollo 17 in 1972, he explored the Moon's surface.

JAMES R. THOMPSON, 65

     James R. Thompson, who is not related to David W. Thompson, has been President and Chief Operating Officer of Orbital since October 1999 and a director of Orbital since 1992. He is also currently serving as acting General Manager/Electronic Systems Group. From 1993 until October 1999, Mr. Thompson served as Executive Vice President and General Manager/Launch Systems Group. Mr. Thompson was Executive Vice President and Chief Technical Officer of Orbital from 1991 to 1993. He was Deputy Administrator of NASA from 1989 to 1991. From 1986 until 1989, Mr. Thompson was Director of the Marshall Space Flight Center at NASA. Mr. Thompson was Deputy Director for Technical Operations at Princeton University's Plasma Physics Laboratory from 1983 through 1986. Before that, he had a 20-year career with NASA at the Marshall Space Flight Center. He is a director of SPACEHAB Incorporated.

SCOTT L. WEBSTER, 49

     Scott L. Webster is a co-founder of Orbital and has been a director of Orbital since 1982. Mr. Webster has served as Senior Vice President, Special Projects of Orbital since May 2001. From 1998 until April 2001, Mr. Webster was Chairman of the Board and Chief Executive Officer of ORBCOMM Global, L. P. ("ORBCOMM"). From 1993 to 1997, Mr. Webster served in various consulting capacities with Orbital. He served as President of Orbital's Space Data Division from 1990 until 1993, and Executive Vice President of that Division from 1989 to 1990. Mr. Webster was Orbital's Senior Vice President/Marketing and Vice President of Marketing from Orbital's inception in 1982 until 1989. Previously, he held technical and management positions at Advanced Technology Laboratories and Litton Industries, Inc.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2004

LENNARD A. FISK, 58
Member of Strategy and Technology Committee

     Lennard A. Fisk has been a director of Orbital since 1993. Since 1993, Dr. Fisk has been Professor and Chairman of the Department of Atmospheric, Oceanic, and Space Sciences at the University of Michigan. From 1987 until 1993, he was Associate Administrator for Space Science and Applications at NASA. From 1977 until 1987, he held various positions at the University of New Hampshire, including Vice President for Research and Financial Affairs.

RODERICK M. HILLS, 70
Member of Audit and Finance Committee

     Roderick M. Hills has been a director of Orbital since November 2001, when he was appointed by the Board. Mr. Hills serves as Chairman of Hills Enterprises, Ltd. (formerly the Manchester Group Ltd.), an investment consulting firm, a position he has held since 1987. He also has been a partner in Hills & Stern, a law firm, since 1994. From 1978 until 1982, he was a partner and then of counsel to Latham, Watkins and Hills, a law firm. Mr. Hills served as Chairman of the Securities and Exchange Commission from 1975 to 1977 and as counsel to the President of the United States in 1975. Mr. Hills is a director of Regional Market Makers, Inc. and Chiquita Brands International, Inc.

JACK L. KERREBROCK, 74
Member of Strategy and Technology Committee

     Jack L. Kerrebrock has been a director of Orbital since 1993. From 1965 until 2001, Dr. Kerrebrock was a Professor of Aeronautics and Astronautics at the Massachusetts Institute of Technology. He served as Associate Administrator for Aeronautics and Space Technology at NASA from 1981 to 1983. From 1984 until 1993, he was a director of Orbital's then wholly owned subsidiary, Orbital Research Corporation.

GARRETT E. PIERCE, 57

     Garrett E. Pierce has been a director of Orbital since August 2000, when he also joined Orbital as Executive Vice President and Chief Financial Officer. From 1996 until August 2000, he was Executive Vice President and Chief Financial Officer of Sensormatic Electronics Corp., where he was also named Chief Administrative Officer in July 1998. Prior to joining Sensormatic, Mr. Pierce was the Executive Vice President and Chief Financial Officer of California Microwave, Inc., a supplier of microwave, radio frequency, and satellite systems and products for communications and wireless networks. From 1980 to 1993, Mr. Pierce was employed by Materials Research Corporation, a provider of thin film equipment and high purity materials to the semiconductor, telecommunications and media storage industries, where he progressed from Chief Financial Officer to President and Chief Executive Officer. Materials Research Corporation was acquired by Sony Corporation as a wholly-owned subsidiary in 1989. From 1972 to 1980, Mr. Pierce held various management positions with AlliedSignal.

DAVID W. THOMPSON, 47
Chairman of the Board

     David W. Thompson is a co-founder of Orbital and has been Chairman of the Board and Chief Executive Officer of Orbital since 1982. From 1982 until October 1999, he also served as President. Prior to founding Orbital, Mr. Thompson was employed by Hughes Electronics Corporation as special assistant to the President of its Missile Systems Group and by NASA at the Marshall Space Flight Center as a project manager and engineer, and also worked on the Space Shuttle's autopilot design at the Charles Stark Draper Laboratory. Mr. Thompson is a Fellow of the American Institute of Aeronautics and Astronautics, the American Astronautical Society and the Royal Aeronautical Society and was recently elected to the U.S. National Academy of Engineering.

INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

Meetings and Committees

     During 2001, the Board held eleven meetings. The Board has three standing committees: the Audit and Finance Committee; the Human Resources and Nominating Committee; and the Strategy and Technology Committee. Each incumbent director, with the exception of Mr. Webster, attended at least 75 percent of all meetings of the Board and committees of which he or she was a member. The biographical information in the immediately preceding section identifies the committee memberships held by each director.

     The Audit and Finance Committee, which held ten meetings in 2001, reviews the company's financial reports and other information relating to corporate financial performance and planning, reviews major issues regarding accounting and auditing principles and practices and significant financial reporting issues and judgments; oversees internal accounting controls that could significantly affect financial statements; evaluates financings and financial aspects of potential acquisitions, divestitures and strategic investments; recommends the engagement of the company's independent auditors and reviews such auditors' independence, qualifications, compensation, performance and quality control procedures; consults with the independent auditors with regard to the plan of audit; consults with the independent auditors with regard to financial results, significant accounting policies and issues, and the adequacy of internal accounting controls; and must approve, in advance, any internal audit services to be performed by the independent auditor. At the next regularly scheduled meeting of the Board, Mr. Hills will assume the role of chairman of the committee.

     The Human Resources and Nominating Committee, which held six meetings in 2001, administers Orbital's stock option and stock purchase plans; approves compensation and, where applicable, severance arrangements for directors, executive officers and other members of management; evaluates compensation plans and policies and makes recommendations to the Board with respect thereto; oversees the defined contribution and deferred compensation plans; considers issues of corporate governance, management development, evaluation and succession; reviews corporate human resources matters, including issues relating to employee benefits and work force recruiting and retention; and nominates candidates for positions on the Board. In addition, the committee will consider nominees recommended by stockholders for election as directors if such recommendations are in writing, are filed with the Secretary of the company by the time specified in the By-Laws and include the information specified in the By-Laws. At the next regularly scheduled meeting of the Board, Ms. Obuchowski will assume the role of chairman of the committee, and the Board expects to appoint Messrs. Fink, Hanisee and Salizzoni to the committee.

     The Strategy and Technology Committee, which held four meetings in 2001, gives initial Board-level consideration to advanced technology and business strategy issues, including competitive assessments; reviews and assesses major programs and research and development activities; evaluates potential acquisitions, divestitures and joint ventures; and evaluates technical and market risks associated with new product development.

Director Compensation

     During 2001, four directors were salaried employees of Orbital. Such directors receive no additional compensation for serving on the Board. Board members who are not salaried employees receive separate compensation for Board service. In 2001, that compensation included:

        (1) an annual retainer in the form of cash or restricted stock;

        (2) Board and committee meeting attendance fees in the form of cash or restricted stock; and

        (3) grants of stock options.

All directors also are reimbursed for out-of-pocket expenses in connection with Board and committee service.

     Retainer and Fees. In 2001, nonemployee directors received an annual retainer of $7,500, along with up to $1,000 for each Board and committee meeting attended. Such directors had the option during 2001 to elect to receive shares of restricted common stock under the Orbital Sciences Corporation 1997 Stock Option and Incentive Plan (the "1997 Option Plan") in lieu of all or a portion of their annual cash retainer and attendance fees. Nonemployee directors making this election with respect to their annual retainer received an additional matching award of an equal number of shares of restricted common stock. The grants, including the matching award of restricted common stock, vest in their entirety two years from the date of grant. During 2001, Orbital issued 19,107 shares of restricted common stock in the aggregate to nine nonemployee directors in lieu of their cash annual retainer. Orbital also issued 21,410 shares of restricted common stock in the aggregate to six nonemployee directors who elected to receive restricted common stock in lieu of all of their attendance fees.

     In January 2002, the Board revised its nonemployee director compensation program to be more consistent with the compensation programs of companies comparable to Orbital. Commencing in 2002, each nonemployee director will receive:

        (1) an annual retainer of $15,000 paid in shares of restricted common stock under the 1997 Option Plan; and

        (2) a fee of up to $1,000 for each Board and committee meeting attended, to be paid at the election of such nonemployee director either in cash or in shares of restricted common stock under the 1997 Option Plan.

     Options and Restricted Stock. Under the 1997 Option Plan, nonemployee directors receive an automatic annual grant on the first business day in January of options to purchase common stock at an exercise price equal to the fair market value on that date. On January 2, 2001, each nonemployee director received 3,000 common stock options with an exercise price of $4.43 per share. The option grant vests in its entirety one year from the grant date. Effective January 1, 2002, the Board amended the 1997 Option Plan to provide for automatic annual grants of 5,000 stock options to nonemployee directors.

     Orbital also matches a nonemployee director's purchase of up to $10,000 worth of common stock in the open market in a calendar year with a grant of restricted common stock under the 1997 Option Plan. The number of shares of restricted common stock granted is equal to the dollar value of the nonemployee director's stock purchase in any given calendar quarter divided by the average closing sales price of the common stock during that calendar quarter. The grant vests in its entirety in two years from the date of grant. In January 2002, Orbital issued 3,636 shares of restricted common stock to one nonemployee director who participated in the program in the fourth quarter of 2001.

SUMMARY COMPENSATION TABLE

     The following table sets forth a summary of all compensation earned, awarded or paid in the fiscal years ended December 31, 2001, 2000 and 1999, as applicable, to the Chief Executive Officer, the four most highly compensated executive officers who were serving as executive officers at December 31, 2001, and to one individual who would have been one of the most highly compensated officers but for the fact that he was not serving as an executive officer at December 31, 2001 (collectively, the "Named Officers").

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                      ------------
                                                ANNUAL COMPENSATION    SECURITIES
                                                -------------------    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR    SALARY     BONUS      OPTIONS(#)    COMPENSATION
---------------------------              ----   --------   --------   ------------   ------------
David W. Thompson (a)..................  2001   $430,000   $236,448     140,000        $42,032
Chairman of the Board and                                                75,000(b)
  Chief Executive Officer
                                         2000    430,000         --      75,000         40,336
                                                                         10,000(b)
                                         1999    415,000    166,000     250,000         17,942
                                                                         60,000(b)
James R. Thompson (c)..................  2001    400,000    164,964     140,000         39,145
President and Chief Operating Officer    2000    383,000         --      60,000         37,325
                                         1999    312,000    110,625      50,000         17,942
Garrett E. Pierce (d)..................  2001    400,000    164,964     140,000        155,263
Executive Vice President                 2000    400,000     80,000     350,000         60,815
  and Chief Financial Officer
Robert D. Strain (e)...................  2001    280,000    443,746      95,000         18,655
Executive Vice President                 2000    255,000    654,500      25,000          8,446
  and General Manager, Space             1999    240,000     73,100      40,000         11,192
  Systems Group
Ronald J. Grabe (f)....................  2001    275,000    183,928     110,000          6,115
Executive Vice President                 2000    255,000         --      60,000          6,087
  and General Manager,                   1999    240,000     69,800      30,000          5,714
  Launch Systems Group
Michael D. Griffin (g).................  2001    280,000    382,600      60,000        143,877
Former Executive Vice President and      2000    280,000         --          --          5,600
  Chief Technical Officer                1999    280,000     70,000      30,000          9,329

---------------

(a) During 2001, Mr. D. W. Thompson received approximately 50% of his 2001 base salary in the form of restricted common stock in equal installments granted on the last trading day of each quarter as follows: 8,958 shares based on a fair market value of $6.00 per share; 13,853 shares based on a fair market value of $3.88 per share; 29,532 shares based on a fair market value of $1.82 per share; and 13,014 shares based on a fair market value of $4.13 per share. He also received $134,968 of his 2001 annual bonus in the form of 28,474 shares of restricted common stock based on a fair market value of $4.74 per share on February 5, 2002. Other compensation for Mr. D. W. Thompson includes company contributions under Orbital's 401(k) plan of $6,800, $6,400 and $8,000 for 2001, 2000 and 1999, respectively, and under
     Orbital's deferred compensation plan of $3,371, $4,031 and $9,942 for 2001, 2000 and 1999, respectively. It also includes partial forgiveness in 2000 of an outstanding loan and accrued interest in the amount of $29,905, and forgiveness in 2001 of the remaining portion of the loan and accrued interest of $31,861 pursuant to the company's executive officer loan program.

(b) Shares of common stock of Orbital Imaging Corporation ("ORBIMAGE"), an affiliate of the company, underlying options granted under the ORBIMAGE 1996 Stock Option Plan. ORBIMAGE options were granted with an exercise price of $1.50 per share in 2001, $7.25 per share in 2000 and $6.25 per share in 1999 and vest in equal increments annually over a three-year period from the date of grant.

(c) During 2001, Mr. J. R. Thompson received approximately 20% of his 2001 base salary in the form of restricted common stock in equal installments granted on the last trading day of each quarter as follows: 3,333 shares based on a fair market value of $6.00 per share; 5,154 shares based on a fair market value of $3.88 per share; 10,989 shares based on a fair market value of $1.82 per share; and 4,842 shares based on a fair market value of $4.13 per share. Mr. J. R. Thompson also received $94,164 of his 2001 annual bonus in the form of 19,865 shares of restricted common stock based on a fair market value of $4.74 per share on February 5, 2002. All other compensation for Mr. J.R. Thompson includes company contributions under Orbital's 401(k) plan of $6,800, $6,400 and $8,000 for 2001, 2000 and 1999, respectively, and under Orbital's deferred compensation plan of $484, $1,020 and $9,942 for 2001, 2000 and 1999, respectively. It also includes partial forgiveness in 2000 of an outstanding loan and accrued interest in the amount of $29,905, and forgiveness in 2001 of the remaining portion of the loan and accrued interest of $31,861 pursuant to the company's executive officer loan program.

(d) Mr. Pierce joined Orbital in August 2000. He received $94,164 of his 2001 annual bonus in the form of 19,865 shares of restricted common stock based on a fair market value of $4.74 per share on February 5, 2002. All other compensation for Mr. Pierce includes company contributions under Orbital's 401(k) plan of $6,800 for 2001. It also includes $148,463 and $60,815 as reimbursement for relocation and living expenses (and the associated income taxes) in 2001 and 2000, respectively.

(e) Mr. Strain received $56,794 of his 2001 bonus compensation in the form of 11,981 shares of restricted common stock based on a fair market value of $4.74 per share on February 5, 2002. All other compensation for Mr. Strain includes company contributions under Orbital's 401(k) plan of $6,800, $6,400 and $8,000 for 2001, 2000 and 1999, respectively, and under Orbital's deferred compensation plan of $2,775, $2,046 and $3,192 for 2001, 2000 and 1999, respectively. For 2001, it also included payment of a transition allowance in the amount of $9,080. Mr. Strain is currently on a leave of absence.

(f) Mr. Grabe received $62,178 of his 2001 bonus compensation in the form of 13,117 shares of restricted common stock based on a fair market value of $4.74 per share on February 5, 2002. All other compensation for Mr. Grabe includes company contributions under Orbital's 401(k) plan of $6,115, $6,087 and $5,714 for 2001, 2000 and 1999, respectively.

(g) Mr. Griffin resigned from the company in August 2001. All other compensation for Mr. Griffin includes company contributions under Orbital's 401(k) plan of $3,877, $5,600 and $7,188 for 2001, 2000 and 1999, respectively, and under Orbital's deferred compensation plan of $0, $0 and $2,141 for 2001, 2000 and 1999, respectively. It also includes $140,000 of severance compensation paid in 2001.

OPTION GRANTS IN LAST FISCAL YEAR

     The table below shows information on grants of stock options during the fiscal year ended December 31, 2001 to the Named Officers under the 1997 Option Plan, which options are reflected in the Summary Compensation Table. The options granted in 2001 at $4.00 per share vest in equal increments with one-third vested immediately and the remainder vesting over a two-year period. The options granted in 2001 at $3.45 per share vest in equal increments over a two-year period.

                                              INDIVIDUAL GRANTS                    POTENTIAL REALIZED VALUE
                              --------------------------------------------------    AT ASSUMED ANNUAL RATES
                              NUMBER OF                                                 OF STOCK PRICE
                              SECURITIES    % OF TOTAL                              APPRECIATION FOR OPTION
                              UNDERLYING    GRANTED TO    EXERCISE                           TERM
                               OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   -------------------------
NAME                          GRANTED(#)   FISCAL YEAR    ($/SHARE)      DATE          5%            10%
----                          ----------   ------------   ---------   ----------   -----------   -----------
David W. Thompson...........   100,000        3.2%          $4.00      4/24/11      $251,558      $637,497
                                40,000        1.2%           3.45      12/4/11        88,787       219,936
James R. Thompson...........   100,000        3.2%           4.00      4/24/11       251,558       637,497
                                40,000        1.2%           3.45      12/4/11        88,787       219,936
Garrett E. Pierce...........   100,000        3.2%           4.00      4/24/11       251,558       637,497
                                40,000        1.2%           3.45      12/4/11        88,787       219,936
Robert D. Strain............    60,000        1.9%           4.00      4/24/11       150,935       382,498
                                35,000        1.1%           3.45      12/4/11        75,939       192,444
Ronald J. Grabe.............    75,000        2.4%           4.00      4/24/11       188,668       478,123
                                35,000        1.1%           3.45      12/4/11        75,939       192,444
Michael D. Griffin(a).......    60,000        1.9%           4.00      2/24/03       150,935       382,498

---------------

(a) In connection with his resignation, Mr. Griffin's options continue to vest under a consulting agreement and will expire on February 24, 2003.

AGGREGATED OPTION EXERCISES DURING 2001 AND DECEMBER 31, 2001 OPTION VALUES

     None of the Named Officers exercised stock options during the year ended December 31, 2001. The table below shows information with respect to the number of unexercised stock options granted under the 1997 Option Plan and its predecessor, Orbital's 1990 Stock Option Plan.

                                                   NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED-
                                                       OPTION SHARES             IN-THE-MONEY OPTIONS
                                                   AT DECEMBER 31, 2001          AT DECEMBER 31, 2001
                                                ---------------------------   ---------------------------
NAME                                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                            -----------   -------------   -----------   -------------
David W. Thompson.............................    458,334        256,666        $4,333         $35,867
James R. Thompson.............................    258,668        143,332        $4,333         $35,867
Garrett E. Pierce.............................    150,001        339,999        $4,333         $35,867
Robert D. Strain..............................    146,667         96,666        $2,600         $29,000
Ronald J. Grabe...............................    135,168        115,000        $3,250         $30,300
Michael D. Griffin............................     90,000         50,000        $2,600         $ 5,200

                HUMAN RESOURCES AND NOMINATING COMMITTEE REPORT

     Overview and Philosophy. The Human Resources and Nominating Committee (the "Committee") is composed entirely of independent nonemployee directors and is responsible for evaluating and determining the compensation of the company's senior executives. The Committee strives to ensure that compensation serves to motivate and retain senior executives while also being in the best interests of the company and its stockholders. The Committee's philosophy relating to executive compensation is to attract and retain highly qualified people at industry competitive salaries, and to link the financial interests of Orbital's senior management to those of the company's stockholders. The Committee endeavors to attain these goals by tying compensation to the achievement of certain operational and financial objectives adopted semi-annually by the Committee. To implement these objectives, the company's compensation structure has five general components:

     (1) base salary;

     (2) annual cash and stock incentive bonuses and, under certain circumstances, special cash bonuses;

     (3) stock options and awards of restricted stock;

     (4) stock ownership incentives; and

     (5) under certain circumstances, stock appreciation rights.

     Base Salary. In the early part of each fiscal year, the Committee reviews with Mr. David W. Thompson, Orbital's Chief Executive Officer, and approves, with any modifications it deems appropriate, salary levels for the company's executive officers, including the Named Officers, and certain other members of senior management. Generally, the salaries are determined subjectively, intending to reflect the value of the job in the marketplace and the past and expected future performance and contributions of the individual senior executive, as well as the company's overall growth and profitability. Because of the company's liquidity situation, base salaries were not raised in 2001 for members of senior management, including the Named Officers. Furthermore, in 2001, Messrs. D.W. Thompson and J.R. Thompson volunteered to receive 50% and 20%, respectively, of their base salary in shares of restricted Orbital common stock that vest on December 31, 2003.

     Annual Cash Incentive and Special Bonuses. Under the company's incentive bonus plan for 2001, the Chief Executive Officer was eligible to receive a bonus of up to 80% of base salary, and the company's President and Chief Operating Officer and Chief Financial Officer were each eligible to receive a bonus of up to 60% of base salary, based on individual achievements and overall company financial and operational performance. The company's other executive officers, including the other Named Officers, were eligible to receive annual bonuses of up to 50% of base salary, based primarily on individual achievements, the company's financial performance and operating groups' financial and operational performance or other applicable business unit goals. In January 2001 and July 2001, the Committee reviewed and adopted operational and financial goals recommended by management for purposes of 2001 bonus opportunities. Financial goals included achievement of target levels with respect to revenues, earnings and cash flow. Operational goals included space mission reliability and timeliness, new orders and contracts, adherence to schedules and budgets, and the completion of certain corporate transactions.

     In July 2001 and January 2002, the Chief Executive Officer evaluated the company's and the individual groups' performance against the established goals, and presented his evaluation, together with his reasoning and recommended bonus percentages to the Committee. The Committee then determined, based on the recommendations of the Chief Executive Officer and other members of management and based on any other factors the Committee considered relevant, the percentage of base salary to be awarded as a bonus to each executive officer. The Committee concluded that during 2001, the company achieved moderate success in meeting its operational goals and had mixed success in meeting its financial objectives. The total bonus percentage awarded to each of the Named Officers (other than the Chief Executive Officer as described below) was, on average, approximately 60% of the target bonus amount. The value of the actual bonus was higher, as described below.

     In order to preserve cash, promote employee ownership of stock and retain key employees, the Committee determined that 50% of the 2001 annual incentive bonus paid to senior management, including the Named Officers, would be paid in shares of restricted common stock calculated on the basis of the fair market value of Orbital's common stock on February 5, 2002. The restricted stock grant vests in its entirety on January 24, 2003. Employees receiving stock in lieu of cash for a portion of their annual bonus also received a premium payable in stock equal to 33% of the value of the stock bonus in order to help offset such employee's potential income tax liability when the grant vests in 2003. Giving effect to the stock premium, the value of the total annual incentive bonus received by the Named Officers (other than the Chief Executive Officer as described below) was approximately 70% of the target bonus amount.

     In addition to its annual incentive bonus plan, the company also has a policy of awarding special cash bonuses to an individual or a group in recognition of exceptional achievement or effort. Mr. Strain received a special cash bonus in 2001 based on his successful execution of the company's sale of its Sensor Systems division. Mr. Grabe received a special cash bonus in 2001 in recognition of achievements by the Launch Systems Group. Mr. Griffin received a special cash bonus in connection with the company's sale of its Magellan Corporation subsidiary.

     Stock Options. The Committee believes that the award of stock options provides meaningful long-term incentives that are directly related to the enhancement of stockholder value. Stock option awards are intended to incentivize employees to work towards achieving operational and financial goals that management believes will ultimately be reflected in stock value. The Committee generally approves an annual grant to senior executives, including the Named Officers. Under the 1997 Option Plan, stock options are granted at an exercise price equal to the closing price of the company's common stock on the date of the grant. Therefore, the value of the grant to the recipient is directly related to an increase in the price of the common stock. Historically, option grants have vested in equal increments annually over a three-year period. However, in April 2001 as in 2000, one-third of the annual grant was immediately vested, with the remainder vesting equally over a two-year period, in an effort to increase the retention incentive value of the grant. The Committee also approved the 2002 annual option grant in December 2001. This option grant will vest in equal increments annually over a two-year period.

     In addition, stock option grants occasionally may be awarded throughout the year to individuals, including the Named Officers. The number of stock options granted to each individual is determined subjectively based on a number of factors, including the individual's degree of responsibility, general level of performance, ability to affect future company performance, salary level, option holdings and recent noteworthy achievements.

     Stock Ownership Incentives. Intending to incentivize senior management to increase their equity ownership in the company and thus to further motivate performance, the Committee has instituted an executive officer loan program that authorizes the company to make a loan of up to $50,000 to each executive officer solely for the purpose of purchasing common stock in the open market. Each loan is for a term of four years with interest deferred. The company has agreed to forgive one-half of the principal amount and any accrued interest on the third anniversary of the loan and the other one-half of the principal amount and any accrued interest on the fourth anniversary of the loan if the executive officer continues to hold all the shares of stock acquired with the loan proceeds on the third anniversary of the loan and at least one-half of all such shares on the fourth anniversary of the loan. In 2001, there were no loans made under this program.

STOCK APPRECIATION RIGHTS

     During 1999, the Committee awarded Performance Share Agreements to the company's Chief Executive Officer (discussed below), and to Mr. J.R. Thompson, the company's President and Chief Operating Officer. A similar agreement was awarded to Mr. Pierce when he joined the company as Executive Vice President and Chief Financial Officer in August 2000. These agreements are intended to provide certain executive officers with further incentive to enhance the financial and operational strength of the company by directly linking a significant component of their compensation to the amount of appreciation in the company's common stock. Under these agreements, 50,000 performance shares each were granted to Mr. J.R. Thompson in 1999 and to Mr. Pierce in 2000. Bonuses are generally calculated based on the year-to-year increase of the average closing sales price of the company's common stock for a specified period and are paid into the officer's account under Orbital's deferred compensation plan, with 50% of the amount vesting immediately and the remainder vesting one year later. For 2001, Mr. J.R. Thompson's bonus was based on the amount, if any, by which the average closing sales price of the company's common stock for the first 20 trading days of March 2001 exceeded $16.36. Mr. Pierce's bonus was based on the amount, if any, by which the average closing sales price of the company's common stock for the 20 trading days preceding August 9, 2001 exceeded $14.41. Based on the stock price at the measuring dates in 2001, Mr. J.R. Thompson and Mr. Pierce were not entitled to receive any bonus in 2001 under their respective Performance Share Agreements.

     In 2001, the Committee entered into new Performance Share Agreements with the company's Chief Executive Officer (discussed below) and Messrs. J.R. Thompson and Pierce, replacing their existing agreements. Under these agreements, 60,000 performance shares were granted to each of Mr. J.R. Thompson and Mr. Pierce providing for a bonus to be paid in 2002 determined by multiplying the number of performance shares awarded by the increase of the average closing sales price of the company's common stock for the first 20 trading days of March 2002 over the average closing sales price of the company's common stock for the first 20 trading days of March 2001. Messrs. J.R. Thompson and Pierce are eligible for similar bonuses in 2003 under the agreements. Bonuses earned pursuant to these agreements are paid into the executive officer's deferred compensation plan account as described above. These agreements expire on March 31, 2004.

     Chief Executive Compensation. As discussed above, because of the company's liquidity situation at the beginning of 2001, Mr. David W. Thompson's annual base salary in 2001 was not increased from his 2000 salary of $430,000. The Committee maintained the Chief Executive Officer's target bonus percentage at 80% of base salary for 2001. The total bonus percentage awarded to the Chief Executive Officer under the company's incentive bonus plan in 2001 was 59% of target. The annual incentive bonus paid to the Chief Executive Officer for 2001 was $236,448, or approximately 69% of target, after giving effect to the premium he received for the stock component of his annual bonus as discussed above. In determining the Chief Executive Officer's annual incentive bonus, the Committee considered the Chief Executive Officer's individual performance as well as the company's financial performance and operating groups' financial and operational performance. The Committee approved a grant of 100,000 options to Mr. Thompson in April, 2001 with an exercise price of $4.00 per share, and a grant of 40,000 options in December, 2001 with an exercise price of $3.45 per share, which options vest as described above.

     In 1999, Mr. Thompson was awarded 100,000 performance shares under a Performance Share Agreement as described above. Under this agreement, Mr. Thompson's bonus for 2001 was based on the amount, if any, by which the average closing sales price of the Company's common stock for the first 20 trading days of March 2001 exceeded $16.36. Based on the stock price at the measuring date in 2001, Mr. Thompson was not entitled to receive any bonus in 2001 under his Performance Share Agreement.

     In 2001, the company entered into a new Performance Share Agreement with Mr. Thompson replacing his existing agreement and awarding him 80,000 performance shares. Under this agreement, Mr. Thompson is eligible for a bonus to be paid in 2002 determined by multiplying the number of performance shares awarded by the increase of the average closing sales price of the company's common stock for the first 20 trading days of March 2002 over the average closing sales price of the company's common stock for the first 20 trading days of March 2001. Mr. Thompson is eligible for a similar bonus in 2003. Bonuses earned pursuant to this agreement will be paid into Mr. Thompson's deferred compensation plan account, with 50% of the amount vesting immediately and the remainder vesting one year later. This agreement expires on March 31, 2004.

     The foregoing report has been furnished by the Human Resources and Nominating Committee members:

           Lt. Gen. Kelly H. Burke, Chairman          Ms. Janice I. Obuchowski

                       AUDIT AND FINANCE COMMITTEE REPORT

     The Audit and Finance Committee (the "Audit Committee") is responsible for providing independent, objective oversight of the company's accounting functions and internal controls. The Audit Committee is comprised of five directors, each of whom is "independent" as defined by the New York Stock Exchange listing rules. The Audit Committee operates under a written charter approved by the Board of Directors.

     Management is responsible for the company's internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     The Audit Committee has reviewed and discussed the audited consolidated financial statements of the company for the fiscal year ended December 31, 2001 with the company's management, and also has discussed with PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), the company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received both the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, and has discussed with PricewaterhouseCoopers that firm's independence.

     Based on the Audit Committee's discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors of the company that the audited consolidated financial statements of the company for the fiscal year ended December 31, 2001 be included in the company's Annual Report on Form 10-K filed with the SEC on or about March 26, 2002.

     The foregoing report has been furnished by the Audit and Finance Committee members:

Mr. Daniel J. Fink, Chairman               Mr. Frank L. Salizonni
Mr. Robert M. Hanissee                     Dr. Harrison H. Schmitt
Mr. Roderick M. Hills

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The following graph compares the yearly cumulative total return on Orbital's common stock against the cumulative total return on the Nasdaq Stock Market Index of U.S. Companies and the Dow Jones Aerospace/Defense Index for the five-year period commencing on December 31, 1996 and ending on December 31, 2001.

                    COMPARISON OF CUMULATIVE TOTAL RETURNS*

                                                    NASDAQ US COMPANY               DOW JONES               ORBITAL SCIENCES
                                                          INDEX              AREOSPACE/DEFENSE INDEX           CORPORATION
                                                    -----------------        -----------------------        ----------------
December 1997                                              122                         105                         172
December 1998                                              173                          97                         255
December 1999                                              321                          84                         108
December 2000                                              193                         114                          24
December 2001                                              153                          95                          24

---------------

* Assumes that the value of the investment in Orbital's common stock, the Nasdaq Stock Market Index of U.S. Companies and the Dow Jones Aerospace/Defense Index was $100 on December 31, 1996. Orbital has not declared any dividends on its common stock.

INDEMNIFICATION AGREEMENTS

     Orbital has entered into substantially identical indemnification agreements with each of its directors, the Named Officers and with certain other officers and senior managers. The agreements provide that Orbital shall, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify each indemnitee against all loss and expense incurred by the indemnitee because he or she was, is or is threatened to be made a party to any completed, pending or threatened action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of Orbital or any of its affiliates, or because Orbital has a right to judgment in its favor because of his or her position with Orbital or any of its affiliates. The indemnitee will be indemnified so long as he or she acted in good faith and in a manner reasonably believed by him or her to be in or not opposed to Orbital's best interest. The agreements further provide that the indemnification thereunder is not exclusive of any other rights the indemnitee may have under Orbital's Restated Certificate of Incorporation, By-Laws or any agreement or vote of stockholders and that the Restated Certificate of Incorporation or By-Laws may not be amended to affect adversely the rights of the indemnitee.

     Orbital also has insurance to indemnify its directors and officers against certain liabilities, for which it paid approximately $642,000 in premiums in 2001.

EXECUTIVE EMPLOYMENT AGREEMENTS

     Orbital has entered into executive employment agreements with its executive officers, including each of the Named Officers, who are currently employed by Orbital. These agreements become effective in the event of a "change of control," as defined in the agreements, of Orbital, and no officer currently receives compensation under these agreements. Upon a "change of control," each officer whose employment is terminated by Orbital other than for disability or "cause," as defined in the agreements, or who terminates his or her employment for "good reason," as defined in the agreements, within 24 months following such "change of control," would receive a lump sum equal to two times the sum of his or her annual base salary plus an amount equal to any bonus paid in the previous year. In addition, all retirement benefits would vest, all insurance benefits would continue for 24 months and all Orbital stock options would be repurchased by Orbital at the difference between the highest price paid in the "change of control" transaction for shares of stock of the same class or series and the exercise price of the stock option.

     Effective May 1, 2001, Mr. Webster, a director of the company and formerly President and Chief Executive Officer of ORBCOMM, a former affiliate of Orbital's, assumed the position of Senior Vice President, Special Projects, of Orbital. In connection with his employment, Mr. Webster received a $60,000 cash bonus and $400,000 paid into his account under Orbital's deferred compensation plan, which amount vests in its entirety on May 1, 2003 or sooner, if he leaves Orbital's employment for any reason other than for "cause."

     In connection with Mr. Griffin's resignation in August 2001 as Executive Vice President and Chief Technical Officer, Mr. Griffin received a severance payment of $140,000. In addition, in February 2002, Mr. Griffin received $82,600 representing his pro-rated annual incentive bonus for 2001. He also received a cash bonus of $200,000 and a $100,000 contribution to his deferred compensation account in 2001.

RELATED TRANSACTIONS

     In September 1999, Mr. Ferguson, a director of the company, exercised his right under the Orbital Communications Corporation ("OCC") 1992 Stock Option Plan (the "OCC Option Plan"), to cause OCC to repurchase 7,500 shares of the 32,500 shares of OCC common stock that Mr. Ferguson had acquired upon exercise of options. OCC is a wholly owned subsidiary of Orbital and was a limited partner in ORBCOMM in 2000. At that time, OCC tendered to Mr. Ferguson $163,762.50 cash and a promissory note for $163,762.50 for the repurchase of Mr. Ferguson's OCC shares. The note bears an annual interest rate of 5.35% and was due in September 2000. Due to the ORBCOMM bankruptcy, OCC has not repaid the loan.

                                   PROPOSAL 2
             APPROVAL OF AN INCREASE IN NUMBER OF SHARES AUTHORIZED
              FOR ISSUANCE UNDER THE ORBITAL SCIENCES CORPORATION
                       1999 EMPLOYEE STOCK PURCHASE PLAN
                   FROM 1,000,000 SHARES TO 3,000,000 SHARES

INTRODUCTION

     Orbital's stockholders approved its 1999 Employee Stock Purchase Plan (the "ESPP") at Orbital's 1999 Annual Meeting. The purpose of the ESPP is to enable eligible employees to purchase shares of Orbital's common stock at a 15% discount. The Board believes that this is a substantial benefit to employees and that it will also benefit Orbital by aligning employees' financial interests in Orbital with those of its stockholders. The ESPP is also intended to benefit Orbital by increasing employees' interest in its growth and success by providing an incentive for continued work towards Orbital's financial and operational goals, and assisting in recruiting and retaining high quality employees. The ESPP is intended to comply with the terms of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

     All 1,000,000 shares of Orbital's common stock authorized for issuance under the ESPP beginning in 1999 have been purchased by employees.

     In January 2002, the Board adopted an amendment to the ESPP to increase the number of shares of common stock authorized for issuance under the Plan from 1,000,000 to 3,000,000, subject to stockholder approval. The Board believes that increasing the amount of common stock to be issued under the ESPP will be adequate for Orbital's near-term needs, and therefore recommends that the stockholders approve the amendment to the ESPP to effect this increase.

FEATURES OF THE ESPP

     Shares subject to the ESPP. The aggregate number of shares of common stock that currently may be issued and purchased under the ESPP may not exceed 1,000,000 shares, subject to adjustment in the event of certain changes in the capital structure of Orbital. Shares needed to satisfy purchases under the ESPP may be authorized but unissued shares or previously issued shares reacquired and held by Orbital.

     Effective date and termination. The ESPP became effective on January 1, 1999, and will terminate on (a) the date on which all shares of common stock that are available for purchase under the ESPP have been issued or (b) at any other date at the discretion of the Board.

     Administration. The ESPP is administered by the Human Resources and Nominating Committee of the Board.

     Eligibility. Generally, any employee of Orbital is eligible to participate in the ESPP. As of March 1, 2002, approximately 1,800 employees were eligible to participate in the ESPP.

     Operation of the ESPP. The ESPP permits eligible employees to elect to set aside a fixed amount, through payroll deductions or otherwise, to purchase common stock. Generally, payroll deductions will be accumulated during the six month period (an "Option Period") beginning on the first trading day in January and ending on the last trading day in June and beginning on the first trading day in July and ending on the last trading day in December. At the end of each Option Period, all funds accumulated in a participant's account will be used to purchase shares of common stock at a purchase price equal to the lesser of 85% of the fair market value of the common stock (a) on the first trading day of the Option Period or (b) on the last trading day of such Option Period; provided, however, that in no event shall the purchase price be less than the par value of the stock.

     Eligible employees enroll in the ESPP at least 15 business days prior to the commencement of an Option Period. An employee may elect to have deductions made from his or her eligible compensation or may elect to purchase his or her shares through a lump sum cash payment, subject to a maximum limit of 20% of "eligible compensation." "Eligible compensation" is all compensation paid to such employee plus amounts contributed by such employee to a retirement plan as an elective deferral under Section 401(k) of the Code, and excludes payments under stock option plans, other employee benefits plans and bonuses. An eligible employee may terminate payroll deductions during an Option Period, in which case the amount in such employee's account will be refunded without interest and the employee's option to purchase during such Option Period will terminate. No employee may purchase under the ESPP, together with any other employee stock purchase plans, shares of common stock having an aggregate fair market value in excess of $25,000 in any calendar year.

     Amendments to the ESPP. The Board may modify the ESPP in any respect, but must obtain the approval of Orbital's stockholders for any modification that (a) changes the designation of corporations whose employees may participate in the ESPP or (b) increases the maximum number of shares subject to purchase under the ESPP.

     United States federal income tax consequences. A participant will not incur federal income tax as a result of an election to participate in the ESPP or as a result of the purchase of common stock at the purchase price. A participant who, either through sale, gift or transfer (other than because of a corporate reorganization), disposes of common stock at least two years after the first day of the Option Period during which the shares were acquired under the ESPP, will recognize (a) ordinary income of an amount equal to the lesser of (i) the excess of the fair market value of the common stock on the date of disposition over the price paid for the common stock or (ii) the excess of the fair market value of the common stock on the first day of the Option Period over the price paid for the common stock, and (b) long-term capital gain or loss. A participant who disposes of such shares before two years have expired will have
(a) ordinary income generally equal to the difference between the purchase price and the fair market value of the common stock on the date of purchase and (b) long-term or short-term capital gain (depending on how long the participant held the shares) on the excess, if any, of the fair market value of the common stock on the date of sale over the purchase price on the date of purchase.

     Orbital generally will not be entitled to a business expense deduction in connection with the sale of shares of common stock under the ESPP, unless a participant disposes of common stock received under the ESPP before expiration of the two-year holding period described above. In that case, Orbital will be entitled to a compensation expense deduction to the extent ordinary income is recognized by the participant.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve Proposal 2. Abstentions will be considered shares present at the meeting entitled to vote, but since they are not affirmative votes on the proposal, will have the same effect as votes against the proposal. Broker nonvotes will be counted towards a quorum, but are not counted for any purpose in determining whether the proposal has been approved.

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF PROPOSAL 2. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR the approval of Proposal 2.

                           OWNERSHIP OF COMMON STOCK

     The table below sets forth certain information regarding Orbital's stock-based holdings as of March 15, 2002 by (1) each person known by Orbital to own beneficially more than 5% of Orbital's common stock, (2) each director of Orbital and each Named Officer, and (3) all executive officers and directors as a group. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and investment power over the shares that each of them beneficially owns.

                                                                                             PERCENT OF
                                                                 SHARES      TOTAL SHARES      SHARES
                                                              BENEFICIALLY   AND OPTIONS    BENEFICIALLY
NAME AND ADDRESS                                               OWNED (A)       OWNED(B)        OWNED
----------------                                              ------------   ------------   ------------
FMR Corporation.............................................   4,975,000      4,975,000         11.7%
  82 Devonshire Street
  Boston, MA 02109(c)
David J. Greene and Company, LLC............................   3,238,228      3,238,228          7.6%
  599 Lexington Avenue
  New York, NY 10022(c)
Schneider Capital Management Corporation....................   2,525,800      2,525,800          5.9%
  460 E. Swedesford Road,
  Suite 1080
  Wayne, PA 19087(c)
Joseph L. Harrosh...........................................   2,229,500      2,229,500          5.2%
  40900 Grimmer Blvd
  Fremont, CA 94538(c)
Kelly H. Burke..............................................      66,298         71,298            *
Bruce W. Ferguson(d)........................................     119,520        124,520            *
Daniel J. Fink(e)...........................................      50,525         55,525            *
Lennard A. Fisk.............................................      36,187         41,187            *
Ronald J. Grabe.............................................     203,518        273,518            *
Michael D. Griffin..........................................      75,600        105,600            *
Robert M. Hanisee...........................................       7,419         12,419            *
Robert J. Hermann...........................................       2,419          7,419            *
Roderick M. Hills...........................................       2,419          7,419            *
Jack L. Kerrebrock..........................................      45,516         50,516            *
Janice I. Obuchowski........................................      24,048         29,048            *
Garrett E. Pierce...........................................     206,661        513,327            *
Frank L. Salizzoni..........................................      23,861         28,861            *
Harrison H. Schmitt.........................................      27,948         32,948            *
Robert D. Strain............................................     195,700        264,033            *
David W. Thompson(d)........................................     670,103        868,436            *
James R. Thompson(d)(e).....................................     389,483        479,482            *
Scott L. Webster............................................     197,360        197,360            *
Officers and Directors as a Group (20 persons)..............   2,764,224      3,721,888          6.2%

---------------

 *  Less than 1%

(a) Includes shares issuable upon exercise of currently vested stock options or options that will vest within 60 days of March 1, 2002, in the following amounts: Kelly H. Burke, 22,000 shares; Bruce W. Ferguson, 61,000 shares; Daniel J. Fink, 24,000 shares; Lennard A. Fisk, 22,000 shares; Ronald J. Grabe, 180,168 shares; Michael D. Griffin, 70,000 shares; Robert M. Hanisee, 0 shares; Robert J. Hermann, 0 shares; Roderick M. Hills, 0 shares; Jack L. Kerrebrock, 24,000 shares; Janice I. Obuchowski, 15,000 shares;

    Garrett E. Pierce, 183,334 shares; Frank L. Salizzoni, 15,000 shares; Harrison H. Schmitt, 19,000 shares; Robert D. Strain, 175,000 shares; David
    W. Thompson, 516,667 shares; James R. Thompson, 304,001 shares; Scott L. Webster, 146,000 shares; and all officers and directors as a group, 2,160,837 shares.

(b) Total Orbital stock-based holdings, including shares beneficially owned and reported on this table and stock options that will not become exercisable within 60 days of March 1, 2002.

(c) Beneficial ownership is as of December 31, 2001, in each case as based on a
    Schedule 13G filed with the Securities and Exchange Commission (the "SEC").

(d) Excludes 12,580 shares of common stock owned by Mr. Ferguson's wife, 23,000 shares of common stock owned by Mr. D.W. Thompson's wife, and 1,385 shares of common stock owned by Mr. J.R. Thompson's wife. Messrs. Ferguson, D.W. Thompson and J.R. Thompson disclaim beneficial ownership of such shares.

(e) Includes 2,000 shares of common stock with respect to which Mr. Fink shares voting and investment power with his wife, and 16,374 shares of common stock with respect to which Mr. J.R. Thompson exercises voting and investment power on behalf of a trust.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act requires Orbital's executive officers and directors, and persons who beneficially own more than 10% of Orbital's common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish to Orbital copies of all Forms 3, 4 and 5 they file. Based solely on Orbital's review of the copies of such forms it has received and written representations from certain reporting persons, Orbital believes that all its executive officers and directors complied with the filing requirements applicable to them with respect to transactions during fiscal year 2001.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     The Board has selected the firm of PricewaterhouseCoopers as Orbital's independent auditors for the fiscal year ending December 31, 2002. PricewaterhouseCoopers has served as Orbital's independent auditors since 1999. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and make a statement if they so desire.

                   FEES OF INDEPENDENT AUDITORS FOR CALENDAR
                          YEAR ENDED DECEMBER 31, 2001

     For services rendered during or in connection with Orbital's fiscal year ending December 31, 2001, Orbital has received, or expects to receive, invoices from PricewaterhouseCoopers for the following fees:

Audit Fees (a)..............................  $1,162,395
Financial Information Systems
Design and Implementation Fees..............  $        0
All Other Fees (b)..........................  $  177,315

---------------

(a) Audit fees include services rendered for the annual audit of Orbital's consolidated financial statements and the quarterly reviews of the consolidated financial statements in Orbital's Forms 10-Q for the first three quarters of 2001.

(b) Other fees consisted primarily of tax compliance services, audits of benefit plans, and other non-financial statement audit services.

     The Audit and Finance Committee takes into consideration all other fees charged by the independent auditors in its assessment of PricewaterhouseCooper's independence.

                 STOCKHOLDER PROPOSALS FOR 2003 PROXY STATEMENT

     Stockholder proposals that are intended to be included in the proxy statement and related proxy materials for Orbital's 2003 Annual Meeting of Stockholders must be received by Orbital no later than December 2, 2002 at its principal office, 21839 Atlantic Boulevard, Dulles, Virginia 20166, Attention:
Corporate Secretary.

     In addition, the proxy solicited by the Board for the 2003 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless Orbital is provided with notice of such proposal by February 15, 2003.

                                 OTHER MATTERS

     Management has no knowledge of any other matter that may come before the Annual Meeting and does not, itself, currently intend to present any such other matter. However, if any such other matter properly comes before the meeting or any adjournments thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

                               PROXY SOLICITATION

     The cost of soliciting proxies will be paid by Orbital. Proxies may be solicited without extra compensation by certain directors, officers and regular employees of Orbital by mail, telephone or in person. In addition, Orbital has retained D.F. King & Co. ("D.F. King") to solicit proxies and to request brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of common stock. Orbital will pay D.F. King a fee not to exceed $4,000 covering its services and, in addition, will reimburse D.F. King for expenses and payments made for Orbital's account to brokers and other nominees for their expenses in forwarding soliciting material.

     Stockholders are urged to send their proxies without delay. Your cooperation is appreciated.

                          ORBITAL SCIENCES CORPORATION

            Proxy for Annual Meeting of Stockholders - April 25, 2002


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        The undersigned appoints David W. Thompson and Leslie C. Seeman and each of them as proxies, with power of substitution and re-substitution to each, to vote at the annual meeting of stockholders of Orbital Sciences Corporation (the "company") to be held at the company's headquarters, 21839 Atlantic Boulevard, Dulles, Virginia 20166 on April 25, 2002 at 9:00 a.m. and at any adjournments thereof, all shares of stock of the company that the undersigned would be entitled to vote if personally present. A majority of said proxies or their substitutes or re-substitutes or any one if only one is present and acting, shall have all the powers of all said proxies. The undersigned instructs said proxies, or their substitutes or re-substitutes, to vote in such manner as they may determine on any matters that may properly come before the meeting as indicated in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, and to vote as specified by the undersigned on the reverse side.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS MADE, FOR THE ELECTION OF THE NAMED NOMINEES AS DIRECTORS AND FOR PROPOSAL 2.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES AND PROPOSALS 1 AND 2.

1. To elect four Directors, each to serve for a three-year term ending in 2005.

        Nominees: Daniel J. Fink, Robert J. Hermann, Janice I. Obuchowski and Frank L. Salizzoni

        [ ]  FOR ALL                       [ ]  WITHHOLD ALL

                     --------------------------------------------
        [ ]  FOR  ALL  NOMINEES  EXCEPT  AS  NOTED  ABOVE
        (Instruction: To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) above.

.................................................................................


2. To approve an increase in the number of shares authorized to be issued under Orbital Sciences Corporation 1999 Employee Stock Purchase Plan from 1,000,000 shares to 3,000,000 shares.

             FOR                 AGAINST             ABSTAIN
.................................................................................

Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.


Dated:  _________________________, 2002


___________________________________      For Inspector of
Signature                                Elections' Use Only


___________________________________      ____________________
Name (please print)                      Number of Shares

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have an authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.